Exhibit 99.1

News From:	For Immediate Release

Kaydon Corporation	Global Engineered Solutions
KAYDON CORPORATION REPORTS SECOND QUARTER RESULTS
Ann Arbor, Michigan – July 29, 2008
     Kaydon Corporation (NYSE:KDN) today announced its results for the second quarter ended June 28, 2008.
     Second Quarter Highlights –
•	Diluted earnings per share equaled $.64, a second quarter record, compared with $.61 in the prior second quarter.

•	Order entry was a second quarter record $144.0 million, a 12.0 percent increase over the previous second quarter record of $128.5 million in 2007.

•	Quarter-end backlog was a record $324.0 million, an increase of 60.8 percent compared to the second quarter of 2007.

•	Second quarter sales, including results of Avon Bearings Corporation (“Avon”) acquired in the fourth quarter 2007, increased 23.4 percent to a quarterly record of $139.9 million, versus $113.4 million during last year’s second quarter.

•	Wind energy sales totaled $34.9 million for the first six months of 2008 as compared to $11.5 million for the first six months of 2007 and $32.8 million for the full year of 2007.

•	Operating income equaled a second quarter record $32.1 million, a 13.4 percent increase compared to $28.3 million in the second quarter of 2007.

•	Interest income fell 63.4 percent from $4.8 million in last year’s second quarter to $1.7 million due to lower interest rates earned and lower average investable balances.

•	Net income equaled $20.3 million, compared to $19.6 million earned in last year’s second quarter.

•	Quarterly cash dividend increased 13.3 percent to $.17 from $.15 per share.

Business Conditions and Management Commentary
     James O’Leary, Chairman and Chief Executive Officer commented,
     “We are pleased with the record results achieved in the second quarter of 2008. Our two largest segments, Friction Control Products and Velocity Control Products, both had excellent overall performances. Friction Control Products had a record second quarter as sales of turntable bearings to the wind energy market and split roller bearings globally grew significantly. Similarly, Velocity Control Products enjoyed record results with significant growth in its overseas operations and a solid performance domestically.
     “Our ongoing expansion in the global wind energy infrastructure market positions us well for the balance of 2008 and beyond. We expect 2008 to be a record year in terms of revenues, net income and earnings per share. Meaningful gains are expected during the latter half of 2008 as additional capacity comes online in our growing wind energy business. We expect wind energy revenues during 2008 to approximate $90 million which compares to $32.8 million in 2007. For the first six months of 2008, we have already exceeded all of 2007 with shipments to date of $34.9 million.
     “While we continue to work towards our historical target of 10 – 12 percent earnings per share growth, attainment in 2008 will be more challenging than previously anticipated given current business conditions. Meeting our target in 2008 will be predicated upon an improved flow of immediately shippable orders, or “book and ship” orders, to our general industrial markets in North America, and upon the funding and release of certain military orders previously expected in the fourth quarter, which are now expected to be delayed due to funding issues, and therefore fall into 2009.
     “Also, while increases in material and operating costs sustained over the past year have been thus far offset through proactive remediation steps, this may become increasingly difficult absent relief in the upward pressure on these inputs. Finally, interest income continues to trend lower as market interest rates remain well below prior years’ levels. With investable cash balances redeployed into capital projects and the Avon acquisition which will generate meaningfully higher operating earnings and earnings per share contribution in the coming quarters, the near term contribution from interest income will be commensurately lower. The Company expects interest income to approximate $7.0 million in 2008 as compared to $18.1 million in 2007.
     “Nonetheless, we expect a record year for revenues, net income and earnings per share as growth in our wind energy business offsets the potential for softening and funding delays in our general industrial and military markets, respectively, during the second half of 2008. Our strategic investments, including the Avon acquisition in 2007, coupled with strong growth internationally, highlight the potential within the wind energy market and for our businesses overall. Coupled with the strength of our balance sheet, our businesses are positioned well to take full advantage of organic and acquisition opportunities to further build on the foundation in place.”

Second Quarter 2008 Financial Results
     Sales during the second quarter of 2008 were a quarterly record $139.9 million, a 23.4 percent increase compared to $113.4 million during the second quarter of 2007 with particularly strong growth in friction control products and velocity control products. Gross profit equaled $54.2 million or 38.7 percent of sales for the second quarter of 2008 as compared to $48.0 million or 42.3 percent of sales for the second quarter of 2007. This year’s gross margin was affected by changes in product mix and the inclusion of Avon whose margins and absolute contribution are negatively impacted in the current period by acquisition accounting requirements. As the impact of the costs associated with the Avon acquisition dissipate, margins on Avon sales should approximate those of Kaydon’s other wind energy sales.
     Selling, general, and administrative expenses equaled $22.0 million compared to $19.6 million in the prior second quarter.
     Operating income was a second quarter record of $32.1 million and equaled 23.0 percent of sales, compared to $28.3 million and 25.0 percent of sales last year. Operating margins were impacted by product mix shifts and Avon purchase accounting.
     Second quarter 2008 interest income of $1.7 million declined from the $4.8 million earned during the second quarter of 2007. This decline was due to lower interest rates achieved on lower average investable balances as average interest rates earned have declined from 5.1 percent during last year’s second quarter to 2.4 percent this year. Higher capital expenditures, the Avon acquisition, 2007 pension contributions, and stock repurchase actions resulted in lower investable balances.
     The effective tax rate during the second quarter of 2008 was 35.4 percent compared with 36.1 percent in the prior second quarter primarily due to an increase in foreign earnings in 2008. The Company currently expects the effective tax rate for 2008 to be 35.4 percent.
     Net income for the second quarter of 2008 was $20.3 million or $.64 per share on a diluted basis, based on 34.2 million common shares outstanding. During the second quarter of 2007, Kaydon generated net income of $19.6 million or $.61 per share on a diluted basis, based on 34.8 million common shares outstanding.
Order Entry and Backlog
     Order entry during the second quarter of 2008 increased 12.0 percent compared to 2007, achieving a second quarter record of $144.0 million. Including Avon, backlog equaled a record $324.0 million at the end of second quarter 2008, a 60.8 percent increase compared to a backlog of $201.5 million at the end of second quarter 2007, and 1.3 percent higher than the previous quarter-end record achieved at the end of the first quarter of 2008.

     Orders booked and backlog are comprised of products expected to be shipped during the next eighteen months. Growth in the Company’s wind energy business, which is categorized by larger, discrete orders from major customers, has resulted in a shipping pattern more heavily weighted towards the fourth quarter of 2008 and throughout 2009.
Operating Review
     During the second quarter of 2008, sales of friction control products increased $21.8 million or 33.6 percent, to $86.8 million, when compared with second quarter 2007. Sales to the wind energy market more than tripled, and sales of split roller bearings and sales to the medical and heavy equipment markets showed double-digit growth. Sales to the military, machinery and semiconductor markets also increased compared to the prior second quarter but at lower rates of growth. Second quarter 2008 operating income increased to $21.5 million, a 15.7 percent increase compared with $18.6 million in the prior second quarter driven largely by the increased volume.
     Operating margins of this segment were affected by product mix shifts as growth in wind energy and split roller bearing products lower the overall blended margin and the inclusion of Avon whose margins are negatively impacted in the short-term by non-cash acquisition accounting requirements.
     Second quarter 2008 sales of velocity control products totaled $20.0 million, 23.6 percent over the prior second quarter with a particularly strong performance from the European operations, including the favorable effects of foreign exchange rates. Operating income of $6.1 million, increased 43.9 percent over second quarter 2007, primarily as the result of higher volume, improved pricing, and favorable effects of foreign exchange rates.
     Sales of sealing products were $11.7 million compared to $11.5 million in the second quarter of 2007, as higher pricing offset lower volume. Operating income declined to $1.5 million from $2.0 million largely due to inefficiencies and redundant costs being incurred during our previously announced facility relocation.
     Sales of the Company’s remaining businesses equaled $21.4 million during the second quarter of 2008, an increase of $0.6 million from second quarter 2007 resulting from higher demand for air filtration products and higher pricing for metal alloy products. Operating income was $3.2 million in both the second quarters of 2008 and 2007.
Free Cash Flow, Financial Position and Capital Allocation
     The Company’s historical ability to generate high free cash flow and its strong balance sheet will enable the Company to prudently return capital to its shareholders through opportunistic share repurchases and periodically increased dividends while proactively pursuing value-enhancing acquisitions. During the second quarter of 2008, the Company paid common stock dividends of $.15 per share or $4.2 million and repurchased 81,800 shares of Company common stock for $4.5 million. Year-to-date share repurchases totaled 258,141 shares for $12.1 million. The Company’s third quarter dividend, payable on September 29, 2008, has been increased 13.3 percent to $.17 per share from the previous $.15 per share.
     Free cash flow, a non-GAAP measure defined by the Company as net cash from operating activities less capital expenditures, was a negative $1.9 million during the second quarter 2008, as $13.2 million of net cash from operating activities was more than offset by capital expenditures. Capital expenditures were $15.1 million during this year’s second quarter, or $2.4 million higher than the second quarter last year due to continued investment in capacity expansion, particularly for the wind energy business. Higher than historical capital expenditures will continue in 2008 as the Company continues its wind energy capacity expansion projects. Readers should refer to the attached Reconciliation of Non-GAAP Measure exhibit for the calculation of free cash flow and the reconciliation of free cash flow to the most comparable GAAP measure.
     The Company currently has investable balances totaling $280.0 million. Because of the strategic capital investments, share repurchases, 2007 pension contributions, and the Avon acquisition made last year, this balance is $94.1 million less than at this time in 2007. In addition, investable balances earned approximately 270 basis points less during this year’s second quarter than they did during last year’s comparable period. During late 2007 and early 2008, the Company reviewed its investments and proactively reallocated certain amounts to reduce liquidity and valuation risks for certain higher yielding securities.
     During the quarter, the Company reduced its outstanding debt by $11.5 million when holders of that portion of the Company’s 4% Contingent Convertible Senior Subordinated Notes due 2023 presented their notes for conversion into 394,375 shares of common stock. The Company’s outstanding debt totaled $188.5 million at June 28, 2008.
Wind Energy Expansion Update
     The Company’s previously announced expansions of its large turntable bearing operations continue to progress as expected. The Company has recorded sales to the wind energy market of $34.9 million for the first six months of 2008 as compared to $32.8 million for all of 2007 and expects full year sales to equal approximately $90 million.
     As a result of the continued strength in demand for specialty bearings utilized by the wind energy industry, the Board of Directors has authorized the Company to review options to add capacity to serve this rapidly-growing market. The Company intends to solidify its leadership position in this important end-market and is currently considering options to expand its North American facilities, including its devoted wind energy facility in Monterrey, Mexico, during the next 12 to 36 months. While any expansion decision and the scale, scope, and timing of any incremental investments will be dependent on finalizing customer commitments, the Company believes the long-term strength of this market and our unique position in it will result in further meaningful investments by the Company. With existing infrastructure already in place, the Company believes it is well positioned to expand its presence in this robust market to the benefit of both its customers and its shareholders.

About Kaydon
     Kaydon Corporation is a leading designer and manufacturer of custom-engineered, performance-critical products, supplying a broad and diverse group of alternative-energy, industrial, aerospace, medical and electronic equipment, and aftermarket customers.
# # #
     Conference call information: At 11:00 a.m. Eastern time today, Kaydon will host a second quarter 2008 earnings conference call. The conference call can be accessed telephonically in a listen-only mode by dialing 1-877-681-3378 and providing the following passcode number: 800500. Participants are asked to dial in 10 minutes prior to the scheduled start time of the call.
     Alternatively, interested parties are invited to listen to the conference call on the Internet at: http://www.investorcalendar.com/IC/CEPage.asp?ID=131853 or by logging on to the Kaydon Corporation website at: http://www.kaydon.com and accessing the conference call at the “Second Quarter 2008 Conference Call” icon.
     To accommodate those that are unable to listen at the scheduled start time, a replay of the conference call will be available telephonically beginning at 1:30 p.m. Eastern time today through Tuesday, August 5, 2008 at 11:59 p.m. Eastern time. The replay is accessible by dialing 1-888-203-1112 and providing the following passcode number: 7886342.
     Additionally, interested parties can access an archive of the conference call on the Kaydon Corporation website at http://www.kaydon.com.
# # #
     This press release contains forward-looking statements within the meaning of the Securities Exchange Act of 1934 regarding the Company’s plans, expectations, estimates and beliefs. Forward-looking statements are typically identified by words such as “believes,” “anticipates,” “estimates,” “expects,” “intends,” “will,” “may,” “should,” “could,” “potential,” “projects,” “approximately,” and other similar expressions, including statements regarding pending litigation, general economic conditions, competitive dynamics and the adequacy of capital resources. These forward-looking statements may include, among other things, projections of the Company’s financial performance, anticipated growth and expansion, characterization of and the Company’s ability to control contingent liabilities, and anticipated trends in the Company’s businesses. These statements are only predictions, based on the Company’s current expectation about future events. Although the Company believes the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee future results, performance or achievements or that predictions or current expectations will be accurate. These forward-looking statements involve risks and uncertainties that could cause the Company’s actual results, performance or achievements to differ materially from those expressed or implied by the forward-looking statements, including risks and uncertainties disclosed from time to time in the Company’s Forms 10-K and 10-Q filed with the Securities and Exchange Commission.

     In addition, the Company or persons acting on its behalf may from time to time publish or communicate other items that could also be construed to be forward-looking statements. Statements of this sort are or will be based on the Company’s estimates, assumptions, and projections and are subject to risks and uncertainties that could cause actual results to differ materially from those included in the forward-looking statements. Kaydon does not undertake any responsibility to update its forward-looking statements or risk factors to reflect future events or circumstances except to the extent required by applicable law.
     Free cash flow, a non-GAAP liquidity measure is presented in this press release. This measure should be viewed as supplemental data, rather than as a substitute or alternative to the most comparable GAAP measure.

Contact:	James O’Leary	READ IT ON THE WEB
	President and Chief Executive Officer	http://www.kaydon.com
(734) 747-7025 ext. 2025

KAYDON CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF INCOME

	Second Quarter Ended		First Half Ended
	June 28,	June 30,	June 28,	June 30,
	2008	2007	2008	2007
Net sales	$139,905,000	$113,391,000	$263,189,000	$220,288,000
Cost of sales	85,734,000	65,423,000	161,699,000	127,482,000

Gross profit	54,171,000	47,968,000	101,490,000	92,806,000
Selling, general, and administrative expenses	22,033,000	19,619,000	43,188,000	38,166,000

Operating income	32,138,000	28,349,000	58,302,000	54,640,000
Interest expense	(2,382,000)	(2,365,000)	(4,769,000)	(4,752,000)
Interest income	1,742,000	4,756,000	3,678,000	9,381,000

Income before income taxes	31,498,000	30,740,000	57,211,000	59,269,000
Provision for income taxes	11,150,000	11,097,000	20,252,000	21,396,000

Net income	$20,348,000	$19,643,000	$36,959,000	$37,873,000

Weighted average common shares outstanding
Basic	27,291,000	27,832,000	27,338,000	27,853,000
Diluted	34,237,000	34,789,000	34,294,000	34,807,000

Earnings per share
Basic	$0.75	$0.71	$1.35	$1.36

Diluted	$0.64	$0.61	$1.16	$1.17

Dividends declared per share	$0.15	$0.12	$0.30	$0.24

KAYDON CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF FINANCIAL POSITION

	June 28,	December 31,
	2008	2007
Assets:
Cash and cash equivalents	$268,503,000	$229,993,000
Short-term investments	—	57,000,000
Accounts receivable, net	83,015,000	67,574,000
Inventories, net	86,367,000	68,896,000
Other current assets	13,799,000	15,411,000

Total current assets	451,684,000	438,874,000

Property, plant and equipment, net	167,831,000	145,826,000

Goodwill, net	147,775,000	146,922,000
Other intangible assets, net	28,479,000	31,162,000
Other assets	19,619,000	23,781,000

Total assets	$815,388,000	$786,565,000

Liabilities and Shareholders’ Equity:

Accounts payable	$30,688,000	$28,498,000
Accrued expenses	33,279,000	30,000,000

Total current liabilities	63,967,000	58,498,000

Long-term debt	188,500,000	200,000,000
Long-term liabilities	47,648,000	44,677,000

Total long-term liabilities	236,148,000	244,677,000

Shareholders’ equity	515,273,000	483,390,000

Total liabilities and shareholders’ equity	$815,388,000	$786,565,000

KAYDON CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

	Second Quarter Ended		First Half Ended
	June 28,	June 30,	June 28,	June 30,
	2008	2007	2008	2007
Cash flows from operating activities:
Net income	$20,348,000	$19,643,000	$36,959,000	$37,873,000
Adjustments to reconcile net income to net cash from operating activities:
Depreciation	3,912,000	2,936,000	7,604,000	5,746,000
Amortization of intangible assets	1,366,000	745,000	2,731,000	1,514,000
Amortization of stock awards	1,126,000	2,332,000	2,227,000	3,204,000
Stock option compensation expense	363,000	242,000	590,000	270,000
Excess tax benefit from stock-based compensation	106,000	(93,000)	83,000	(157,000)
Deferred financing fees	279,000	387,000	666,000	774,000
Net change in receivables, inventories and trade payables	(12,415,000)	(4,508,000)	(31,130,000)	(18,219,000)
Net change in other assets and liabilities	(1,865,000)	(2,590,000)	6,202,000	6,207,000

Net cash from operating activities	13,220,000	19,094,000	25,932,000	37,212,000

Cash flows from investing activities:
Additions to property, plant and equipment, net	(15,146,000)	(12,796,000)	(29,908,000)	(20,180,000)
Sales of investments	3,097,000	—	60,016,000	—
Acquisition of business, net of cash received	—	—	489,000	—

Net cash from (used in) investing activities	(12,049,000)	(12,796,000)	30,597,000	(20,180,000)

Cash flows from financing activities:
Cash dividends paid	(4,166,000)	(3,381,000)	(8,337,000)	(6,763,000)
Purchase of treasury stock	(4,483,000)	(3,947,000)	(12,082,000)	(7,186,000)
Excess tax benefit from stock-based compensation	(106,000)	93,000	(83,000)	157,000
Proceeds from exercise of stock options	139,000	75,000	163,000	75,000

Net cash used in financing activities	(8,616,000)	(7,160,000)	(20,339,000)	(13,717,000)

Effect of exchange rate changes on cash and cash equivalents	(211,000)	(160,000)	2,320,000	38,000

Net increase (decrease) in cash and cash equivalents	(7,656,000)	(1,022,000)	38,510,000	3,353,000

Cash and cash equivalents — Beginning of period	276,159,000	375,164,000	229,993,000	370,789,000

Cash and cash equivalents — End of period	$268,503,000	$374,142,000	$268,503,000	$374,142,000

KAYDON CORPORATION
Reportable Segment Information
(Amounts in thousands)

	Second Quarter Ended		First Half Ended
	June 28,	June 30,	June 28,	June 30,
	2008	2007	2008	2007
Net sales

Friction Control Products
External customers	$86,783	$64,899	$160,869	$125,529
Intersegment	12	57	35	114

	86,795	64,956	160,904	125,643

Velocity Control Products
External customers	19,966	16,156	38,718	31,825

Sealing Products
External customers	11,724	11,520	23,225	23,553
Intersegment	—	(39)	—	(79)

	11,724	11,481	23,225	23,474

Other
External customers	21,432	20,816	40,377	39,381
Intersegment	(12)	(18)	(35)	(35)

	21,420	20,798	40,342	39,346

Total consolidated net sales	$139,905	$113,391	$263,189	$220,288

	Second Quarter Ended		First Half Ended
	June 28,	June 30,	June 28,	June 30,
	2008	2007	2008	2007
Operating income

Friction Control Products	$21,489	$18,581	$38,595	$34,921
Velocity Control Products	6,073	4,221	11,652	8,314
Sealing Products	1,497	1,975	2,981	4,431
Other	3,181	3,210	5,208	5,818

Total segment operating income	32,240	27,987	58,436	53,484
State income tax provision included in segment operating income	808	822	1,445	1,565
Items not allocated to segment operating income	(910)	(460)	(1,579)	(409)
Interest expense	(2,382)	(2,365)	(4,769)	(4,752)
Interest income	1,742	4,756	3,678	9,381

Income before income taxes	$31,498	$30,740	$57,211	$59,269

Kaydon Corporation
Reconciliation of Non-GAAP Measure
(Amounts in Thousands)
Free cash flow, as defined (non-GAAP)

	Second Quarter Ended		First Half Ended		LTM
	June 28,	June 30,	June 28,	June 30,	June 28,	June 30,
	2008	2007	2008	2007	2008	2007
Net cash from operating activities (GAAP)	$13,220	$19,094	$25,932	$37,212	$62,979	$89,174
Capital expenditures	(15,146)	(12,796)	(29,908)	(20,180)	(63,801)	(38,894)

Free cash flow, as defined (non-GAAP)	$(1,926)	$6,298	$(3,976)	$17,032	$(822)	$50,280

Kaydon’s management believes free cash flow, as defined above and a non-GAAP measure, is an important indicator of the Company’s ability to generate excess cash above levels required for capital investment to support future growth. However, it should be viewed as supplemental data, rather than as a substitute or alternative to the comparable GAAP measure.